BY-LAWS

OF

AMG PANTHEON CREDIT SOLUTIONS FUND

(Dated as of January 31, 2024)

ARTICLE 1

Agreement and Declaration of Trust

1.1 Agreement and Declaration of Trust. These By-Laws shall be subject to the Agreement and Declaration of Trust, as amended or restated from time to time (the “Agreement”), of AMG Pantheon Credit Solutions Fund, a Delaware statutory trust (the “Fund”). Capitalized terms used but not defined in these By-Laws have the meanings given to them in the Agreement.

ARTICLE 2

Offices

2.1 Delaware Office. The registered office of the Fund in Delaware and the name and address of its resident agent for service of process shall be as set forth in the Certificate of Trust of the Fund, as filed with the Secretary of State of the State of Delaware on September 29, 2023.

2.2 Principal Office. The principal office of the Fund shall be located in such location as the Trustees may from time to time determine. The Fund may establish and maintain such other offices and places of business as the Trustees may from time to time determine.

ARTICLE 3

Officers and Their Election

3.1 Officers. The officers of the Fund shall be a President, a Treasurer, a Secretary, a Chief Compliance Officer and such other officers as the Trustees may from time to time elect. It shall not be necessary for any Trustee or other officer to be a holder of Shares in the Fund.

3.2 Election of Officers. Two or more offices may be held by a single person. Subject to the provisions of Section 3.3 hereof, the officers shall hold office until their successors are chosen and qualified and serve at the pleasure of the Trustees.

3.3 Resignations. Any officer of the Fund may resign by filing a written resignation with the President, the Secretary or the Trustees, which resignation shall take effect on being so filed or at such later time as may be therein specified.

ARTICLE 4

Powers and Duties of Officers and Trustees

4.1 Chief Executive Officer. Unless the Trustees have designated the Chairman as the chief executive officer of the Fund, the President shall be the chief executive officer of the Fund.

4.2 Treasurer; Assistant Treasurer. The Treasurer shall be the principal financial and accounting officer of the Fund. He or she shall deliver all funds and securities of the Fund which may come into his or her hands to such company as the Trustees shall employ as Custodian in accordance with the Agreement and applicable provisions of law. He or she shall make annual reports regarding the business and condition of the Fund, which reports shall be preserved in Fund records, and he or she shall furnish such other reports regarding the business and condition of the Fund as the Trustees may from time to time require. The Treasurer shall perform such additional duties as the Trustees or the Chief Executive Officer may from time to time designate. Any Assistant Treasurer shall have such duties and powers as may be designated from time to time by the Trustees or the President or the Treasurer.

4.3 Secretary; Assistant Secretary. The Secretary shall record in books kept for the purpose all votes and proceedings of the Trustees and the Shareholders at their respective meetings. He or she shall have the custody of the seal of the Fund. The Secretary shall perform such additional duties as the Trustees or the Chief Executive Officer may from time to time designate. Any Assistant Secretary shall have such duties and powers as may be designated from time to time by the Trustees or the President or the Secretary.

4.4 Chief Compliance Officer. The Chief Compliance Officer (“CCO”) of the Fund shall be responsible for administering the Fund’s policies and procedures adopted pursuant to Rule 38a-1(a) under the Investment Company Act of 1940, or any successor provision thereto. The CCO shall have such other powers and duties as from time to time may be conferred upon or assigned to him or her by the Trustees.

4.5 Additional Officers. The Trustees from time to time may appoint such other officers or agents as they may deem advisable, each of whom shall have such title, hold office for such period, have such authority and perform such duties as the Trustees may determine.

4.6 Removal. Any officer may be removed from office at any time by the Trustees.

ARTICLE 5

Committees

5.1 Executive and Other Committees. The Trustees may appoint from their own number, and terminate, any one or more committees consisting of two or more Trustees, including an executive committee which may, when the Trustees are not in session, exercise some or all of the power and authority of the Trustees as the Trustees may determine.

5.2 Quorum; Voting. Except as provided below or as otherwise specifically provided in the resolutions constituting a Committee of the Trustees or in a Committee’s charter or as required by law, rule or regulation applicable to the action to be taken, a majority of the members of any Committee of the Trustees shall constitute a quorum for the transaction of business of such Committee, and any action to be taken by a Committee may be taken (i) by a majority of the members of such Committee present at a meeting of such Committee (a quorum being present), including any meeting held by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time (participation by such means shall constitute presence in person at a meeting), or (ii) by written consents or consents submitted electronically of a majority of the members then in office of such Committee.

Except as specifically provided in the resolutions constituting a Committee of the Trustees or in a Committee’s charter or as required by law, rule or regulation applicable to the action to be taken, Article IV, Section 4.4 of the Agreement shall govern the notice requirements for Committee meetings.

ARTICLE 6

Shareholders’ Meetings

6.1 Notices. Notices of any meeting of the Shareholders shall be given by the Secretary by delivering or mailing, postage prepaid, to each Shareholder entitled to vote at said meeting, written or printed notification of such meeting at least seven (7) days before the meeting, to such address as may be registered with the Fund by the Shareholder, which may include an electronic address. Notice of any Shareholder meeting need not be given to any Shareholder if a written waiver of notice, executed before or after such meeting, is filed with the record of such meeting, or to any Shareholder who shall attend such meeting in person or by proxy. Notice of adjournment of a Shareholders’ meeting to another time or place need not be given, if such time and place are announced at the meeting or reasonable notice is given to persons present at the meeting.

6.2 Voting-Proxies. Subject to the provisions of the Agreement, Shareholders entitled to vote may vote either in person or by proxy, provided that either (i) an instrument authorizing such proxy to act is executed by the Shareholder in writing and dated not more than eleven (11) months before the meeting, unless the instrument specifically provides for a longer period or (ii) an electronic, telephonic, computerized or other alternative to execution of a written instrument authorizing the proxy to act, which authorization is received not more than eleven (11) months before the meeting. Proxies shall be delivered to the Secretary of the Fund or other person responsible for recording the proceedings before being voted. A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of such proxy the Fund receives a specific written notice to the contrary from any one of them. If any Shareholder is a minor or a person of unsound mind, and subject to guardianship or to the legal control of another person as regards the control or management of such Shareholder’s shares, such Shareholder’s shares may be voted by such guardian or such other person appointed or having control, and such vote may be given in person or by proxy. Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any adjournment of a meeting. A proxy purporting to be exercised by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. At all meetings of the Shareholders, unless the voting is conducted by inspectors, all questions relating to the qualifications of voters, the validity of proxies, and the acceptance or rejection of votes shall be decided by the Chairperson of the meeting. Except as otherwise provided herein or in the Agreement, all matters relating to the giving, voting or validity of proxies shall be governed by the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the Fund were a Delaware corporation and the Shareholders were shareholders of a Delaware corporation.

6.3 Adjournment. Any meeting of Shareholders may, by action of the Chairman of the meeting, be adjourned from time to time with respect to one or more matters to be considered at such meeting, whether or not a quorum is present with respect to such matter. Upon motion of the Chairman of the meeting, the question of adjournment may be (but is not required by these By-laws to be) submitted to vote of the Shareholders, and in that case, any adjournment with respect to one or more matters must be approved by the vote of a majority of the votes cast in person or by proxy at the meeting with respect to the matter or matters adjourned, whether or not a quorum is present with respect to such matter or matters, and if approved, such adjournment shall take place without the necessity of further notice, subject to the requirements of Section 6.1 above. Unless a proxy is otherwise limited in this regard, any Shares present and entitled to vote at a meeting may, at the discretion of the proxies named therein, be voted in favor of such an adjournment.

6.4 Place of Meeting. All meetings of the Shareholders shall be held at such places as the Trustees may designate. In lieu of holding a Shareholders’ meeting at a designated place, the Trustees, in their sole discretion, may determine that any Shareholders’ meeting may be held solely by means of remote communications or both at a physical location and by means of remote communications, provided, however, that after determining to call a meeting, the Trustees may delegate to the officers of the Fund any decision with respect to the date and place of the meeting and whether the meeting will be held in whole or in part by means of remote communication.

6.5 Remote Communication. For the purposes of these Bylaws, if authorized by the Trustees in their sole discretion, and subject to such guidelines and procedures as the Trustees may adopt, Shareholders and proxyholders may, by means of remote communication:

(a) participate in a meeting of Shareholders; and

(b) be deemed present in person and vote at a meeting of Shareholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Fund will implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Shareholder or proxyholder, (ii) the Fund will implement reasonable measures to provide such Shareholder and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Shareholder, including without limitation an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any Shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, the Fund or its agent will maintain a record of such vote or other action.

ARTICLE 7

Shares of Beneficial Interest

7.1 Share Certificate. No certificates certifying the ownership of Shares shall be issued except as the Trustees may otherwise authorize. The Trustees may issue certificates to a Shareholder for any purpose and the issuance of a certificate to one or more Shareholders shall not require the issuance of certificates generally. In the event that the Trustees authorize the issuance of Share certificates, such certificate shall be in the form prescribed from time to time by the Trustees and shall be signed by the President and by the Treasurer or Secretary. Such signatures may be facsimiles if the certificate is signed by a transfer or shareholder services agent or by a registrar, other than a Trustee, officer or employee of the Fund. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Fund with the same effect as if he or she were such officer at the time of its issue.

7.2 Loss of Certificate. In case of the alleged loss or destruction or the mutilation of a Share certificate, a duplicate certificate may be issued in place thereof, upon such terms as the Trustees may prescribe.

7.3 Discontinuance of Issuance of Certificates. The Trustees may at any time discontinue the issuance of Share certificates and may, by written notice to each Shareholder, require the surrender of Share certificates to the Fund for cancellation. Such surrender and cancellation shall not affect the ownership of Shares in the Fund.

ARTICLE 8

Reports

8.1 General. The Trustees and officers of the Fund shall render reports at the time and in the manner required by the Agreement or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 9

Inspection of Books

9.1 General. The Trustees shall from time to time determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Fund or any of them shall be open to the inspection of the Shareholders; and no Shareholder shall have any right to inspect any account or book or document of the Fund except as conferred by law, the Agreement or otherwise by the Trustees.

ARTICLE 10

Seal

10.1 General. The Trustees may adopt a seal which shall be in such form and shall have such inscription thereon as the Trustees may from time to time prescribe. Unless otherwise required by the Trustees, it shall not be necessary to place the seal on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Fund.

ARTICLE 11

Execution of Papers

11.1 General. Except as the Trustees, generally or in particular cases, may have authorized the execution thereof in some other manner, all checks, notes, deeds, leases, transfers, contracts, bonds, drafts and other obligations made, accepted or endorsed by the Fund and all registration statements and amendments thereto and all applications and amendments thereto filed with the Securities and Exchange Commission shall be signed by any of the President, any Vice-President, the Treasurer or any of such other officers or agents as shall be designated for that purpose by a vote of the Trustees, and need not bear the seal of the Fund.

ARTICLE 12

Amendments to the By-Laws

12.1 General. Except to the extent that the Agreement or applicable law requires a vote or consent of shareholders or a higher vote or consent by the Trustees, these By-Laws may be amended, changed, altered or repealed, in whole or in part, by resolution of a majority of the Trustees then in office at any meeting of the Trustees, or by written consents or consents submitted electronically by a majority of such Trustees.

12.2 Enforceability. If any provision of these By-Laws is found by a court of competent jurisdiction to be invalid or unenforceable for any reason, it is the intent and agreement of the Trustees that the invalidity or unenforceability of any provision of these By-Laws shall not affect the validity or enforceability of any other provision of these By-Laws, and any invalid or unenforceable provision of these By-Laws shall be modified so as to be enforced to the maximum extent of its validity or enforceability.